Exhibit 99.1

GENTEX REPORTS FOURTH QUARTER AND YEAR END 2019 FINANCIAL RESULTS
Zeeland, Michigan, January 31, 2020 - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection products, today reported financial results for the fourth quarter and calendar year ended December 31, 2019.

Fourth Quarter and Calendar Year 2019 Highlights

•	Full Display Mirror® unit shipments increased 89% for calendar year 2019 to 739,000 units

•
Revenue for the fourth quarter of 2019 declined 2% versus the fourth quarter of 2018, primarily impacted by the strike at General Motors which created a 5% revenue headwind in the quarter, and global light vehicle production that declined approximately 5% versus the same quarter last year

•	Gross profit margin of 36.5% for the fourth quarter of 2019, which was significantly higher than the strike-impacted Company forecast of 35 - 36% for the quarter

•
Gross profit margin of 37% for calendar year 2019, which includes 70 basis points of incremental tariff headwinds when compared to 2018, and total tariff costs of approximately 100 basis points for the full year

•	Earnings per diluted share for 2019 increased 2% to $1.66 in 2019 from $1.62 in 2018

•	2.4 million shares repurchased during the fourth quarter at an average price of $28.55 per share and 13.8 million shares repurchased during calendar year 2019 at an average price of $24.06 per share

For the fourth quarter of 2019, the Company reported net sales of $443.8 million, a decrease of 2% compared to net sales of $453.4 million for the fourth quarter of 2018. The decrease in revenue on a quarter over quarter basis was due in large part to the strike at General Motors, which negatively impacted sales in the quarter by approximately 5%. In addition to the strike creating headwinds that impacted the North American market, the rest of the world light vehicle production declined 5% on a quarter over quarter basis when compared to the fourth quarter of 2018. A 6% production decline in Europe and a 10% production

Exhibit 99.1

decline in the Japan/Korea market quarter over quarter, more than offset the modest improvement in the China market versus the fourth quarter of 2018. "The fourth quarter has always been difficult to forecast because of inventory adjustments at our customers that often occur at year end, but in 2019 we were also estimating the impact that the strike would have on revenue and profitability for the quarter. With the exceptional growth rate of our Full Display Mirror product, General Motors has become one of our larger customers in 2019, which means we were disproportionately impacted by the strike," said President and CEO, Steve Downing. "In fact, if not for the 5% revenue impact of the strike, our out-performance versus the underlying vehicle production levels in the quarter was consistent with our full year out-performance of 7%," concluded Downing.
For calendar year 2019, the Company’s net sales increased 1% to $1.86 billion compared to $1.83 billion for calendar year 2018. The Company’s initial sales forecast for 2019 was based on a global light vehicle production forecast that assumed an approximate growth rate of 1%, however, the actual global vehicle production rates for calendar year 2019 were down approximately 6%, therefore, the Company's out-performance to market was 7% for calendar year 2019.
The gross margin in the fourth quarter of 2019 was 36.5% compared with a gross margin of 37.9% in the fourth quarter of 2018. The impact of the strike at General Motors caused margin headwinds of approximately 125 basis points due to the lower revenue and the resulting lost profitability during the quarter, in addition to the Company's inability to leverage fixed overhead costs due to the lower sales. The gross margin during the fourth quarter of 2019 was also negatively impacted by approximately 30 basis points of incremental tariffs when compared to the fourth quarter of 2018.
For calendar year 2019, the gross margin was 37.0%, compared with a gross margin of 37.6% for calendar year 2018. The gross margin during 2019 was negatively impacted by approximately 70 basis points from tariffs versus 2018. Other factors that impacted the gross margin during the year included the Company’s inability to leverage fixed overhead costs on the lower than expected sales levels and annual customer price reductions that were not fully offset by purchasing cost reductions.
"Considering the very challenging global light vehicle production markets, the strike, and the fact that we were still dealing with some of our own product related headwinds in 2019, our team has done an excellent job maintaining the gross margin profile of the Company. All of our teams were focused on offsetting

Exhibit 99.1

annual customer price reductions, addressing incremental tariff costs, and finding ways to minimize the impact of fixed overhead, through better than expected purchasing cost reductions, improved manufacturing efficiencies, design changes that led to cost improvements, and the success of our Full Display Mirror. In fact, if not for the incremental tariffs encountered in 2019, our gross margin would have been slightly better than 2018," said Downing.
Operating expenses during the fourth quarter of 2019 were up 9% to $50.9 million when compared to operating expenses of $46.5 million in the fourth quarter of 2018. For calendar year 2019, operating expenses were $199.8 million, up 10% compared to $182.3 million in calendar year 2018, which was in-line with the Company's original estimates for 2019.
Net income for the fourth quarter of 2019 was $99.5 million, compared to net income of $106.3 million in the fourth quarter of 2018, primarily driven by the reduction in revenue as a result of the strike during the fourth quarter of 2019.
Net income for calendar year 2019 was $424.7 million, down 3% compared with net income of $437.9 million in calendar year 2018, primarily driven by lower vehicle production levels, increases in tariffs and the impact of the strike.
Earnings per diluted share in the fourth quarter of 2019 were $0.39, compared with earnings per diluted share of $0.41 in the fourth quarter of 2018. For calendar year 2019, earnings per diluted share were $1.66, which was a 2% increase year over year, compared with $1.62 for calendar year 2018.
Auto-dimming mirror unit shipments increased 3% in the fourth quarter of 2019 compared with the fourth quarter of 2018, and increased 3% for calendar year 2019 when compared to calendar year 2018. Automotive net sales in the fourth quarter of 2019 were $433.8 million, down 2% compared with $442.8 million in the fourth quarter of 2018, and for calendar year 2019 were $1.81 billion, up 1% compared with $1.79 billion in calendar year 2018.
Other net sales were $10.0 million in the fourth quarter of 2019, down 6% compared with $10.6 million in the fourth quarter of 2018, and for calendar year 2019 were up 13% to $48.4 million, when compared with $42.9 million in calendar year 2018.

Exhibit 99.1

Share Repurchases
The Company repurchased 2.4 million shares of its common stock during the fourth quarter of 2019 at an average price of $28.55 per share. For the year ended December 31, 2019, the Company repurchased 13.8 million shares of its common stock at an average price of $24.06 per share. As of December 31, 2019, the Company has 20.1 million shares remaining available for repurchase in the previously announced plan.
Future Estimates
The Company’s forecasts for light vehicle production for calendar year 2020 and 2021 are based on the IHS Markit mid-January 2020 forecast for light vehicle production in North America, Europe, Japan/ Korea, and China and are detailed in the table herein.
Based on the following light vehicle production forecasts for 2020 and 2021, the Company is giving certain annual guidance for 2020 and revenue guidance for 2021:

Light Vehicle Production (per IHS Markit January light vehicle production forecast)
(in Millions)
Region	Calendar Year 2021	Calendar Year 2020	Calendar Year 2019	2021 vs. 2020 % Change	2020 vs. 2019 % Change
North America	16.5	16.5	16.3	—%	1%
Europe	21.2	20.7	21.1	2%	(2)%
Japan and Korea	12.6	12.9	13.1	(2)%	(2)%
China	25.3	24.4	24.6	4%	(1)%
Total Light Vehicle Production	75.6	74.5	75.1	1%	(1)%

2020 Guidance
Revenue	$1.91 - $2.0 billion
Gross Margin	36% - 37%
Operating Expenses (E, R&D and S, G&A)	$205 - $215 million
Estimated Annual Tax Rate	15% - 17%
Capital Expenditures	$85 - $95 million
Depreciation & Amortization	$105 - $110 million
Additionally, based on the Company’s forecasts for light vehicle production for calendar year 2021, the Company currently expects calendar year 2021 sales growth of approximately 3% - 8% above the 2020 sales estimates.
"While the current forecast for global light vehicle production appears to be stabilizing, it certainly does not provide any tailwind to our growth rate in 2020 or 2021. Additionally, although there have been some improvements in global trade relations, tariffs still remain on incoming materials and on our exports

Exhibit 99.1

into the China market which create headwinds to growth in the domestic China market and to the profitability of many of our products. So, while the underlying market conditions continue to be difficult, we are optimistic about our ability to continue the trend of outgrowth versus the market for 2020 and 2021 based on our targeted growth rate of 3% - 8% per year. This growth rate will be driven by increased penetration rates of our core mirror products, continued growth of our Full Display Mirror product, and launches of the new Integrated Toll Module product. The Company remains committed to investing heavily in new technology in the areas of vision systems, connected car and dimmable glass. As an example, at CES in January, we showed advancements and several new product concepts in our mirror technology, digital vision systems, connected car technologies and large area dimmable devices. We also debuted a new vertical for the Company, when we introduced our intelligent medical lighting application that was developed in partnership with Mayo Clinic. We believe our technology roadmap will provide the opportunities we need to continue our revenue growth story for many years to come," concluded Downing.
Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The statements contained in this communication that are not purely historical are forward-looking statements.  Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, "poised", “project”, “will”, and variations of such words and similar expressions.  Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest

Exhibit 99.1

rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; and negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC. Includes content supplied by IHS Markit Light Vehicle Production Forecast (October 16, 2019 and January 16, 2020) (http://www.gentex.com/forecast-disclaimer).
Fourth Quarter Conference Call
A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. ET today, January 31, 2020. The dial-in number to participate in the call is (844) 389-8658, passcode 7789178. Participants may listen to the call via audio streaming at www.gentex.com or by visiting https://edge.media-server.com/mmc/p/5ufmtyz3. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.

Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended December 31,			Twelve Months ended December 31,
	2019	2018	% Change	2019	2018	% Change
North American Interior Mirrors	1,985	2,201	(10)%	8,556	8,838	(3)%
North American Exterior Mirrors	1,318	1,157	14%	5,279	4,029	31%
Total North American Mirror Units	3,304	3,359	(2)%	13,836	12,867	8%
International Interior Mirrors	5,253	5,039	4%	21,038	20,813	1%
International Exterior Mirrors	1,981	1,827	8%	8,007	7,925	1%
Total International Mirror Units	7,234	6,866	5%	29,044	28,738	1%
Total Interior Mirrors	7,238	7,240	—%	29,594	29,651	—%
Total Exterior Mirrors	3,300	2,984	11%	13,286	11,954	11%
Total Auto-Dimming Mirror Units	10,538	10,225	3%	42,880	41,605	3%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,		Twelve Months ended December 31,
	2019	2018	2019	2018
Net Sales	$443,835,638	$453,408,719	$1,858,897,406	$1,834,063,697
Cost of Goods Sold	282,031,064	281,365,186	1,170,589,437	1,143,597,005
Gross profit	161,804,574	172,043,533	688,307,969	690,466,692

Engineering, Research & Development	28,840,060	26,996,140	114,687,309	107,134,862
Selling, General & Administrative	22,063,889	19,548,094	85,083,056	75,206,283
Income from operations	110,900,625	125,499,299	488,537,604	508,125,547

Other Income	2,744,108	5,280,324	11,877,730	13,921,400
Income before Income Taxes	113,644,733	130,779,623	500,415,334	522,046,947

Provision for Income Taxes	14,097,683	24,505,068	75,731,395	84,163,850
Net Income	$99,547,050	$106,274,555	$424,683,939	$437,883,097

Earnings Per Share(1)
Basic	$0.39	$0.41	$1.67	$1.64
Diluted	$0.39	$0.41	$1.66	$1.62
Weighted Average Shares
Basic	248,955,547	260,860,937	251,766,382	267,794,786
Diluted	250,452,266	262,199,420	253,272,990	269,877,349

Cash Dividends Declared per Share	$0.115	$0.110	$0.460	$0.440

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2019	December 31, 2018
ASSETS
Cash and Cash Equivalents	$296,321,622	$217,025,278
Short-Term Investments	140,384,053	169,412,999
Accounts Receivable, net	235,410,326	213,537,799
Inventories	248,941,855	225,281,599
Other Current Assets	29,319,036	25,672,579
Total Current Assets	950,376,892	850,930,254

Plant and Equipment - Net	498,316,100	498,473,766

Goodwill	307,365,845	307,365,845
Long-Term Investments	139,909,323	137,979,082
Intangible Assets	250,375,000	269,675,000
Patents and Other Assets	22,460,033	21,010,121
Total Other Assets	720,110,201	736,030,048

Total Assets	$2,168,803,193	$2,085,434,068

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$171,846,800	$169,160,919
Other Non-current Liabilities	7,414,424	—
Deferred Income Taxes	51,454,149	54,521,489
Shareholders' Investment	1,938,087,820	1,861,751,660
Total Liabilities & Shareholders' Investment	$2,168,803,193	$2,085,434,068